Limited Power of Attorney

BE IT ACKNOWLEDGED, that I John Dogum located at
1818 Market Street, 35th Floor,Philadelphia, PA, 19103
Do hereby grant a limited and specific power of attorney to, Escalon Medical and its agents (Escalon), located at 435 Devon Park Drive, Suite 100, Wayne, PA, 19087
 as my Attorney-in-Fact.
Said Attorney-in-Fact shall have full power and authority
to undertake and perform only the following acts on my behalf:
Filing required regulatory Forms and other acts as necessary to keep the company in compliance with regulations.
The authority herein shall include such incidental acts
 as are reasonably required to carry out and perform the specific authorities granted herein. My Attorney-in-Fact agrees to accept this appointment subject to its terms, and agrees to act and perform in said fiduciary capacity consistent with my best interest, as my Attorney-in-Fact in its discretion deems advisable.
The Attorney-in-Fact shall be able to have the authority herein beginning on the signing of this agreement, and end when the signees relationship with Escalon has ended, or unless either party deems it necessary to end this power of attorney. Immediately afterwards this form shall become void.
This power of attorney is governed by the laws
 in the Commonwealth of Pennsylvania,
 and shall be signed and notarized.
Principals Signature _/s/John Dogum_____
Date: _2-21-18__________________________

Acceptance of Appointment
Escalons Signature:  /s/ Andrew Ho __________
Date _2-21-18____________________________

Notary: Marya Wisniewski
/s/ Marya Wisniewski